SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d ) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2004

EGL, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-27288	76-0094895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15350 Vickery Drive, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (281) 618-3100

Item 7.

Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

The following exhibit is furnished pursuant to Item 12:

99.1

Press Release, dated August 6, 2004, reporting financial results for the period ended June 30, 2004.

Item 12.

Results of Operation and Financial Condition

The press release attached hereto as Exhibit 99.1 reports certain financial results for the second quarter ended June 30, 2004.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) that are included in the attached press release, the press release also includes the following non-GAAP financial measures (as defined under the SEC’s Regulation G):

-

Operating Income Excluding Facilities Charge: Operating income excluding a facilities charge means operating revenues from continuing operations less property related expenses as a result of elimination of facilities’ expenses.  Management believes that the exclusion of the loss recognized on such facilities charge enables it to evaluate more effectively the Company’s operations period over period and to identify operating trends that could otherwise be masked by the excluded item.

Operating Income Analysis:

(for the Three Months Ended June 30, 2004)

	(millions)	% of Net Revenues
Operating income	$ 13.3	6.4%
Idle facilities charge	$ 5.8	2.7%
Operating income excluding facilities charge	$ 19.1	9.1%

The foregoing non-GAAP financial measure should be considered in addition to, not as a substitute for, or superior to, operating income and other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

All of the information furnished in Item 12 and the accompanying exhibit will not be incorporated by reference into any registration statement filed by EGL under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.  The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by EGL, that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of EGL or any of its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 6, 2004

EGL, INC.

By:

/s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Friday, August 6, 2004

EGL, Inc. Net Income Doubles

on 22% Increase in Gross Revenues

HOUSTON, August 6, 2004 – EGL, Inc. (NASDAQ: EAGL) announced that net income increased 96% to $12.7 million for the three months ended June 30, 2004, compared to $6.5 million in the second quarter of 2003.  Diluted earnings per share for the quarter were $0.27 compared to $0.14 in Q2-2003.

Q2 Financial Highlights

-

Gross revenues increased 22% over Q2 2003 on improvements across all product lines and geographic areas

-

Net revenues of $209 million is a record high for the Company

-

Net income improved by $6.2 million to $12.7 million

-

Cash flow from operating activities was $21.4 million

-

Share repurchase program concluded with a total of 3.4 million shares repurchased at an average price of $17.37 per share over the entire program

-

U.S. overnight product continues to show improvement

	Three Months Ended		Six Months Ended

	06/30/04	06/30/03	06/30/04	06/30/03
$ thousands (except EPS)
Gross revenues % change	$ 641,058 + 22%	$ 526,863	$ 1,227,017 + 21%	$ 1,010,513
Net revenues % change Net revenue margin	$ 208,661 + 12% 32.5%	$ 185,530 35.2%	$ 409,034 + 16% 33.3%	$ 353,096 34.9%
Net income Diluted EPS	$ 12,706 $ 0.27	$ 6,467 $ 0.14	$ 18,687 $ 0.40	$ 9,262 $ 0.20

EGL Chief Executive Officer Jim Crane commented, “Our second quarter performance highlights the benefits of our global network.  In the North America forwarding market, improvements in priority volumes and continued expansion of deferred shipments reflect the strength of our low cost domestic network.  In addition, we continue to see strong growth in our international business as we leverage our North America network and customer base.  As our domestic priority product shows improvement, we expect our profitability to accelerate.”

Gross revenues increased 22% from the second quarter of 2003 to $641 million, reflecting a 19% increase in airfreight revenues - 26% increase internationally and 14% increase in North America, a 31% increase in ocean revenues, and a 24% increase in customs brokerage and logistics.  Gross revenues outside North America increased 29% on strong volumes in China and the Middle East.

The domestic product in the USA reflected gross revenues increasing by 8% in the second quarter compared to the same period last year.  This was an improvement from Q1 2004 results which showed a 4% decline from the revenues over the same period of the prior year.  The increase in revenues for Q2 2004 was driven by 9% increase in total domestic tonnage, and continued recovery in the overnight product.  North America ground shipment volumes continue to expand, increasing 18% over the second quarter last year.  The strength of the domestic recovery continued into July, with an increase of 6% per day in overnight shipments as compared to last year.

Q2 2004 net revenues of $209 million increased 12% over last year and surpassed net revenues for the first quarter of 2004, resulting in a new record high for the Company.  Net revenue margins of 32.5% declined by 270 basis points from the second quarter of 2003 as a result of increased international charter activity in the second quarter and a decline in ocean margins due to increasing capacity constraints.

Operating income for the second quarter of 2004 was $13.3 million, an increase of $1.1 million from the second quarter of 2003. Operating income as a percent of net revenue was 6.4% for the second quarter of 2004, slightly down from 6.6% in the second quarter of 2003.  Operating income for the second quarter of 2004 includes a $5.8 million facilities charge for idle facilities, including the subleasing of an excess facility in Miami.  Excluding the facility charge, operating income would have been $19.1 million, an increase of $6.9 million from the same period last year and operating income as a percent of net revenue would have been 9.1%, the highest level since 2000.  The following table sets forth our operating income for the second quarter of 2004, excluding the facilities charge, and provides a reconciliation of operating income according to U.S. GAAP:

Operating Income Analysis:

(for the three months ended June 30, 2004)

	(millions)	% of Net Revenues
Operating income	$ 13.3	6.4%
Idle facilities charge	$ 5.8	2.7%
Operating income excluding facilities charge	$ 19.1	9.1%

Cash flow from operations was $21 million and $57 million for the three and six months ended June 30, 2004, respectively, reflecting stronger earnings and better management of working capital.  During the quarter, the Company concluded its previously announced repurchase program, as authorized by the Board of Directors, having purchased a total of 3.4 million shares of its common stock at an average price of $17.37 per share over the course of the entire program.

In May 2004, the Company sold its interest in Miami Air International for $6.7 million, resulting in a gain of $6.7 million that is reflected in non-operating income.  The Company had previously written off its investment in Miami Air in the first quarter of 2002.  The sale was completed at a 7% gain over our original investment.  In addition, the Company acquired the remaining interests in joint ventures in France, Spain and Portugal during the quarter for a total of $16 million.

CEO Jim Crane added, “Our organization continues to focus on operating efficiencies and the deployment of our global freight forwarding, accounting and human resources systems. The systems, re-branded as the EGL Vision suite of technologies have now been deployed in eight countries, including the United Kingdom and Hong Kong in August.  “Global Vision” is the freight forwarding system that allows a seamless flow of data across the globe, eliminating duplicate data entry on multiple systems and improving visibility of shipment activity.  “Financial Vision” is the Oracle-based financial system that allows global visibility of financial results, streamlined financial reporting and the ability to automate intercompany transactions.  “People Vision” is the Oracle-based human resources application that allows global visibility to employee tracking, training and development.   The global deployment of EGL Vision will continue into next year. ”

Third Quarter of 2004, Total Year 2004 and Total Year 2005

EGL expects third quarter 2004 diluted earnings per share in the range of $0.27 to $0.29, compared to $0.12 last year.  For 2004, EGL raises its projections of gross revenues in the range of $2.4 to $2.5 billion and raises its estimates for diluted earnings per share in the range of $0.95 - $1.00.  In addition, for 2005, EGL projects diluted earnings per share in the range of $1.20 - $1.30.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on August 6, 2004 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended June 30, 2004.  The call can be accessed by dialing (719) 457-2679, access code 560167 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Friday, August 20, 2004 at (719) 457-0820, access code 560167.

Second quarter 2004 product and geographic data and air freight statistics are available on EGL’s website, www.eaglegl.com on the Investor Relations page.

___________________

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2003 revenues exceeding $2.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pick up and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

___________________

CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding improvements in priority product volumes, projected profitability, adding to growth,  increased efficiencies, the timing, scope and impact of deployment of operating and financial systems, whether or not such deployment will be completed in a timely manner,  second quarter and total year results and diluted earnings per share, 2005 total year results and diluted earnings per share, projected results for 2004, whether or not operating costs can be reduced, projected accretive impact of facilities accruals,  our ability to outperform the economy and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2003 Form 10-K, proxy statement and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$ 641,058	$ 526,863	$ 1,227,017	$ 1,010,513
Cost of transportation	432,397	341,333	817,983	657,417
Net revenues	208,661	185,530	409,034	353,096
Operating expenses:
Personnel costs	115,768	105,941	229,890	204,052
Other selling, general and administrative expenses	79,614	67,378	154,417	132,195
Operating income	13,279	12,211	24,727	16,849
Nonoperating income (expense), net	6,731	(1,809)	5,759	(1,951)
Income before provision for income taxes	20,010	10,402	30,486	14,898
Provision for income taxes	7,304	3,935	11,799	5,636
Net income	$ 12,706	$ 6,467	$ 18,687	$ 9,262

Basic earnings per share	$ 0.28	$ 0.14	$ 0.41	$ 0.20
Diluted earnings per share	$ 0.27	$ 0.14	$ 0.40	$ 0.20
Basic weighted-average common shares outstanding	44,744	47,154	45,819	47,110
Diluted weighted-average common shares outstanding	50,944	47,424	51,872	47,355

EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$ 86,531	$ 110,026
Trade receivables, net of allowance of $11,855 and $12,342	489,405	447,353
Other current assets	55,214	56,875
Total current assets	631,150	614,254
Property and equipment, net	170,461	164,038
Investments in unconsolidated affiliates	41,095	38,957
Goodwill, net	108,749	96,209
Other assets, net	32,195	30,780
Total assets	$ 983,650	$ 944,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term notes payable	24,305	13,017
Trade payables and accrued transportation costs	315,324	268,354
Accrued expense and other liabilities	119,986	103,247
Total current liabilities	459,615	384,618
Long-term notes payable	109,487	114,407
Other noncurrent liabilities	30,831	23,817
Minority Interest	619	6,800
Total stockholders’ equity	383,098	414,596
Total liabilities and stockholders’ equity	$ 983,650	$ 944,238

EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$ 18,687	$ 9,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,030	15,377
Bad debt expense	2,601	4,457
Transfers to restricted cash	(759)	(3,286)
Other	(6,643)	3,425
Net effect of changes in working capital, net of assets acquired	26,347	(24,020)
Net cash provided by operating activities	57,263	5,215
Cash flows from investing activities:
Capital expenditures	(21,827)	(10,832)
Purchases of short-term investments	(54)	-
Proceeds from sales of other assets	749	540
Proceeds from sale-lease back transactions	-	1,158
Acquisitions of businesses, net of cash acquired	(19,416)	(21,084)
Cash received from disposal of affiliate	6,738	-
Net cash used in investing activities	(33,810)	(30,218)
Cash flows from financing activities:
Issuance of notes payable, net	5,229	31
Collection of notes receivable	346	-
Repayment of financed insurance premiums and software maintenance, net	(2,198)	(4,553)
Repayment of capital leases	(371)	-
Repurchases of common stock	(59,079)	-
Issuance of common stock	319	272
Proceeds from exercise of stock options	10,150	1,247
Dividends paid to minority interest partners	(18)	(93)
Net cash used in financing activities	(45,622)	(3,096)
Effect of exchange rate changes on cash	(2,072)	(894)
Decrease in cash and cash equivalents	(24,241)	(28,993)
Cash and cash equivalents, beginning of the period	95,916	111,477
Cash and cash equivalents, end of the period	$ 71,675	$ 82,484

Second quarter 2004 product and geographic data and air freight statistics are available on EGL’s website, www.eaglegl.com on the Investor Relations page.